Exhibit 23.1

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated 22 November 2002 relating to the financial statements, which appears in The BOC Group plc Annual Report on Form 20-F/A for the year ended September 30, 2002.


/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
London, England
22 May 2003